Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 33-82612, 33-46594, 33-27737, 333-05811, 333-44983, 333-44979, 333-101725, 333-101729 and 333-110141 of Scientific Games Corporation on Form S-8 of our report dated January 28, 2004 on the balance sheet of IGT OnLine Entertainment Systems, Inc. as of September 27, 2003, and the related statements of income, equity and cash flows for the fiscal year ended September 27, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the acquisition of IGT OnLine Entertainment Systems, Inc. by Scientific Games Corporation).

/s/ Deloitte & Touche LLP

Atlanta, Georgia
January 30, 2004